EXHIBIT 99.1

OptimumBank Holdings Announces Strong First Quarter Performance

FORT LAUDERDALE, Fla., April 9, 2008 (PRIME NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank, reported net income of $429,028 or $.14 per basic and diluted share for the first quarter ended March 31, 2008, compared to net income of $414,973 or $.14 per basic and diluted share for the prior year quarter ended March 31, 2007. Chairman of the Board, Albert Finch, said, "In a time where financial institutions are reporting weak results, we are pleased to report strong performance. The Federal Reserve rate cuts that occurred this quarter improved the Bank's net interest margins, which positively impacted our bottom line."

The Company's assets as of March 31, 2008 increased to $254.5 million compared to $248.3 million at March 31, 2007. The Company's net loan portfolio decreased to $166.8 million at March 31, 2008 from $185.5 million at March 31, 2007. Richard Browdy, President, noted, "Loan originations are lower in this difficult marketplace and will likely temper our growth this year." The Company's securities portfolio increased to $77.4 million at March 31, 2008 compared to $52.2 million at March 31, 2007. Mr. Browdy also said, "The Company increased its loan loss reserves this quarter due to continued weakness in the real estate market; however, overall asset quality remained solid." The allowance for loan losses increased from .40% of net loans at December 31, 2007 to .48% of net loans at March 31, 2008.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT: OptimumBank Holdings, Inc.
         Richard L. Browdy, President
           (954) 776-2332
         Albert J. Finch, Chairman of the Board
           (954) 776-2332